Exhibit 99.2

April 23, 2003

Chesapeake Corporation Holds Annual Meeting:

Solid 2002 Financial Results Despite Difficult Business Conditions

RICHMOND, Va. - Chesapeake Corporation's Chairman, President & Chief Executive Officer Thomas H. Johnson told the audience at the company's annual meeting here today that improvements throughout the company's manufacturing network and several new product innovations highlighted the year 2002 for Chesapeake Corporation (NYSE: CSK).

Despite difficult business conditions, Chesapeake reported solid financial results in 2002. The company reported net income of $21.9 million, or $1.44 per share, in 2002. Chesapeake's net sales in 2002 increased nearly 4 percent to $822.2 million as sales increased in each of company's primary business segments: Paperboard Packaging, Plastic Packaging and Land Development.

"Overall, I am pleased with our financial results for 2002," said Johnson. "In spite of the sluggish global economy and competitive pricing in several markets we serve, Chesapeake achieved solid financial results in 2002 by aggressively controlling costs and improving operating efficiencies."

Optimizing Chesapeake's operations was a top priority last year, and the company completed several projects to streamline and strengthen Chesapeake's manufacturing network, according to Johnson. Plant consolidations in England and Scotland were among projects completed to gain further synergies through integration, increased asset utilization, improved overall efficiencies and reduced costs.

"Looking ahead to the remainder of 2003, I am cautiously optimistic," said Johnson. "Our primary end-use markets, such as pharmaceutical and healthcare and premium branded products, remain relatively strong. We expect 2003 earnings per share in the range of $1.15 to $1.45."

Johnson also reviewed Chesapeake's new product development efforts and highlighted several innovative packaging designs featured in the company's 2002 annual report to shareholders.

"Our customers rely on us to conceptualize and produce creative, value-added packaging solutions that strengthen and differentiate their brands in new and exciting ways," Johnson said. "In that regard, 2002 proved to be an exceptional year filled with many product development success stories."

In other business at the annual meeting, shareholders elected four directors to Class II to serve for a term of three years. Current directors re-elected today to Class II include:

  James E. Rogers, 57, president of SCI Investors, Inc.
  Joseph P. Viviano, 64, retired vice chairman of Hershey Foods Corporation
  Harry H. Warner, 67, president of the George C. Marshall Foundation

In addition, Rafaël C. Decaluwé, 55, was elected to his first term as a Class II director. Mr. Decaluwé is a senior consultant for RD Consult BVBA and a former Chief Executive Officer of N.V. Bekaert S.A., a manufacturer of steelwire, steelwire products and advanced materials based in Belgium.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 5,900 people worldwide. The company's website address is http://www.cskcorp.com.

This news release, including the comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.